Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Vice President – Finance & Investor Relations (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FIRST QUARTER 2022

■	First Quarter 2022 Revenue:	$3.49 billion; up 33%
■	First Quarter 2022 Operating Income:	$334.3 million; up 61%
■	First Quarter 2022 EPS:	$2.29 vs. $1.37

LOWELL, Ark., April 18, 2022 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced first quarter 2022 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $243.3 million, or diluted earnings per share of $2.29 versus first quarter 2021 net earnings of $146.6 million, or $1.37 per diluted share.

Total operating revenue for the current quarter was $3.49 billion compared with $2.62 billion for the first quarter 2021. All segments contributed to the year-over-year increase in revenue. Truckload (JBT) and Integrated Capacity Solutions™ (ICS) grew revenue 77% and 29% year-over-year, respectively, as both segments were able to source capacity for customers by leveraging the talents and skills of our people and our investments in technology across the organization, including the Marketplace for J.B. Hunt 360°®. Intermodal (JBI) revenue grew 36%, driven by a 28% increase in revenue per load and complimented with a 7% increase in load volume. Dedicated Contract Services® (DCS®) revenue grew 28% as a result of a 20% increase in average revenue producing trucks and a 6% increase in fleet productivity versus the prior year period. Final Mile Services® (FMS) revenue increased 8% as strong demand for services in the segment were offset by supply-chain related challenges in most of the primary markets served. Current quarter total operating revenue, excluding fuel surcharge revenue, increased approximately 27% versus the first quarter 2021.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased 36% to $600 million in the first quarter 2022 compared to $443 million in the prior year quarter. ICS revenue on the platform increased 20% to $430 million versus a year ago. JBT and JBI executed approximately $116 million and $54 million, an increase of 125% and 68% respectively, of their third-party dray, independent contractor and power-only capacity through the platform during the quarter.

Operating income for the current quarter increased 61% to $334.3 million versus $207.7 million for the first quarter 2021. Operating income increased from first quarter 2021 primarily due to higher volumes, customer rate and cost recovery efforts, and further scaling of investments in our people and technology, in addition to an approximately $18 million increase in gains on the sale of equipment year-over-year. These items were partially offset by increases in rail and truck purchased transportation costs, professional driver and non-driver wages and benefits, hiring and recruiting expense, and implementation costs for newly awarded business in both DCS and FMS segments.

Net interest expense for the current quarter increased approximately 5% from first quarter 2021 due to higher effective interest rates on our debt.

The effective income tax rate decreased to 24.4% in the current quarter compared to 25.1% in the first quarter 2021. We continue to expect our 2022 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2022 Segment Revenue:	$1.60 billion; up 36%
■	First Quarter 2022 Operating Income:	$201.0 million; up 87%

Intermodal volumes increased 7% over the same period in 2021. Eastern network loads increased 10%, while transcontinental loads increased 5%. Volumes early in the quarter were negatively impacted by network fluidity issues attributable to labor challenges within the activities of our rail providers and customers, as well as our internal operations largely as a result of COVID-related disruptions. As the quarter progressed, volume levels strengthened as customer unloading activity improved, although rail network velocity continued to govern our ability to capitalize on even greater intermodal demand. Segment gross revenue increased 36% from the prior year period, reflecting the 7% increase in volume and a 28% increase in gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenues. Revenue per load excluding fuel surcharge revenue was up 21% year-over-year.

Operating income increased 87% in the first quarter from higher customer rate and cost recovery efforts and approximately $14 million of increased gains on the sale of equipment compared to the prior year period. Rate and cost recovery efforts were partially offset by higher rail and third-party dray purchased transportation costs, increases in professional driver and non-driver wages and benefits, higher driver-recruiting costs, as well as costs stemming from inefficiencies in the rail and port networks. During the period, we successfully onboarded approximately 4,350 new pieces of trailing equipment. We ended the quarter with approximately 109,300 containers and 6,340 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	First Quarter 2022 Segment Revenue:	$741 million; up 28%
■	First Quarter 2022 Operating Income:	$77.1 million; up 4%

DCS revenue increased 28% during the current quarter over the same period 2021. Productivity (revenue per truck per week) increased approximately 6% versus the prior period. Productivity excluding fuel surcharge revenue was flat from a year ago driven by increases in contracted indexed-based price escalators, offset by lower productivity of equipment on start-up accounts, COVID-related labor disruptions early in the quarter, and a greater number of open trucks as a result of a tight labor market. A net additional 2,221 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net additional 483 versus the end of the fourth quarter 2021. Customer retention rates remain above 98%.

Operating income increased 4% from the prior year quarter. Benefits from higher revenue and contracted indexed-based price escalators were mostly offset by increases in professional driver and non-driver wages and benefits, higher driver-recruiting costs, productivity headwinds due to COVID-related labor disruptions, and other costs related to the implementation of new, long-term contractual business.

Integrated Capacity Solutions (ICS)

■	First Quarter 2022 Segment Revenue:	$675 million; up 29%
■	First Quarter 2022 Operating Income:	$25.0 million; up 243%

ICS revenue increased 29% in the current quarter versus the first quarter 2021. Overall segment volumes increased 12% with truckload volumes increasing 15% versus the prior year period. Revenue per load increased 14% compared to the first quarter 2021 due to higher contractual and spot rates in our truckload business as well as changes in customer freight mix. Contractual volumes represented approximately 53% of the total load volume and 43% of the total revenue in the current quarter compared to 49% and 35%, respectively, in first quarter 2021. Of the total reported ICS revenue, approximately $430 million was executed through the Marketplace for J.B. Hunt 360 compared to $359 million in first quarter 2021.

Operating income increased 243% to $25.0 million compared to $7.3 million in the first quarter 2021. Benefits from higher revenue and gross margin were partially offset by higher personnel salary and wages, and further investments into platform infrastructure and development. Gross profit margins increased to 13.0% in the current period versus 12.4% in the prior period. ICS carrier base increased 36% year-over-year.

Truck (JBT)

■	First Quarter 2022 Segment Revenue:	$264 million; up 77%
■	First Quarter 2022 Operating Income:	$31.5 million; up 210%

JBT revenue increased 77% as compared to the same period in the previous year. Revenue excluding fuel surcharge revenue increased 72% primarily due to increased load volume and higher revenue per load excluding fuel surcharge revenue. Volume for JBT was up 17% year-over-year as total trailer count increased by approximately 3,000 units, or 36% versus the prior year period. Trailer turns in the quarter were down 13% from the prior period due to the onboarding of new trailers, freight mix and customer detention of equipment. Revenue per load excluding fuel surcharge revenue was up 47% on a 10% increase in length of haul. Both mix and same-store rate increases contributed to the increase in revenue quality.

JBT operating income increased 210% to $31.5 million versus $10.2 million in the first quarter 2021. JBT continues to leverage the J.B. Hunt 360 platform to grow power capacity and capability for the J.B. Hunt 360box® service offering. Benefits from higher volume and revenue quality led to an improvement in contribution margins across the segment. These benefits were partially offset by higher purchased transportation expense, trailer parts and maintenance costs, and continued technology investments to build out 360box.

Final Mile Services (FMS)

■	First Quarter 2022 Segment Revenue:	$218 million; up 8%
■	First Quarter 2022 Operating Income/(Loss):	$(0.2) million; compared to $8.5 million in Q1’21

FMS revenue increased 8% compared to the same period 2021 driven by the addition of multiple customer contracts implemented over the last year and complemented by the previously announced acquisition of Zenith Freight Lines that closed at the end of February. Revenue growth in the quarter was partially offset by supply-chain related constraints for goods in the primary markets served, in addition to internal efforts to improve revenue quality across certain accounts. FMS revenue increased 3% over the prior year period excluding the March acquisition, which contributed approximately $10 million to segment revenue in the quarter.

Operating income decreased to an operating loss of $0.2 million from $8.5 million of operating income in the prior year quarter. Higher revenue was more than offset by increases in professional driver and non-driver wages and benefits, implementation costs for newly awarded business, third-party contract carrier expense, driver-recruiting costs, and professional fees related to the Zenith acquisition.

Cash Flow and Capitalization:

At March 31, 2022, we had a total of $1.30 billion outstanding on various debt instruments which is comparable to the total debt levels at December 31, 2021.

Our net capital expenditures for the first quarter 2022 approximated $289 million compared to $86 million for the first quarter 2021. At March 31, 2022, we had cash and cash equivalents of $145 million.

In the first quarter 2022, we purchased approximately 382,000 shares of common stock for approximately $75 million. At March 31, 2022, we had approximately $276 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2022, approximated 104.8 million.

Conference Call Information:

The Company will hold a conference call today from 4:00–5:00 pm CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investors.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2021. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,042,217		$2,388,034
Fuel surcharge revenues	446,371		230,115
Total operating revenues	3,488,588	100.0%	2,618,149	100.0%

Operating expenses
Rents and purchased transportation	1,837,340	52.7%	1,352,301	51.7%
Salaries, wages and employee benefits	763,591	21.9%	620,032	23.7%
Fuel and fuel taxes	189,466	5.4%	113,040	4.3%
Depreciation and amortization	148,763	4.3%	137,545	5.3%
Operating supplies and expenses	106,939	3.1%	81,698	3.1%
General and administrative expenses, net of asset dispositions	37,447	0.9%	44,891	1.7%
Insurance and claims	46,131	1.3%	38,030	1.5%
Operating taxes and licenses	15,749	0.5%	13,814	0.5%
Communication and utilities	8,868	0.3%	9,146	0.3%
Total operating expenses	3,154,294	90.4%	2,410,497	92.1%
Operating income	334,294	9.6%	207,652	7.9%
Net interest expense	12,586	0.4%	12,024	0.4%
Earnings before income taxes	321,708	9.2%	195,628	7.5%
Income taxes	78,383	2.2%	49,022	1.9%
Net earnings	$243,325	7.0%	$146,606	5.6%
Average diluted shares outstanding	106,075		106,816
Diluted earnings per share	$2.29		$1.37

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,603,385	46%	$1,177,131	45%
Dedicated	741,306	21%	579,958	22%
Integrated Capacity Solutions	675,391	19%	524,946	20%
Truckload	264,343	8%	149,531	6%
Final Mile Services	218,454	6%	201,883	8%
Subtotal	3,502,879	100%	2,633,449	101%
Intersegment eliminations	(14,291)	(0%)	(15,300)	(1%)
Consolidated revenue	$3,488,588	100%	$2,618,149	100%

Operating income

Intermodal	$200,972	60%	$107,468	52%
Dedicated	77,104	23%	74,339	36%
Integrated Capacity Solutions	24,963	8%	7,269	3%
Truckload	31,490	9%	10,173	5%
Final Mile Services	(180)	(0%)	8,498	4%
Other (1)	(55)	(0%)	(95)	(0%)
Operating income	$334,294	100%	$207,652	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March
	2022	2021

Intermodal

Loads	510,736	478,285
Average length of haul	1,671	1,687
Revenue per load	$3,139	$2,461
Average tractors during the period *	6,262	5,718
Tractors (end of period) *	6,343	5,744
Trailing equipment (end of period)	109,329	99,043
Average effective trailing equipment usage	105,884	94,603

Dedicated

Loads	1,041,842	942,220
Average length of haul	164	162
Revenue per truck per week**	$4,846	$4,576
Average trucks during the period***	11,946	9,961
Trucks (end of period) ***	12,172	9,951
Trailing equipment (end of period)	30,343	27,283

Integrated Capacity Solutions

Loads	328,712	292,365
Revenue per load	$2,055	$1,796
Gross profit margin	13.0%	12.4%
Employee count (end of period)	1,027	936
Approximate number of third-party carriers (end of period)	147,000	107,700
Marketplace for J.B. Hunt 360 revenue (millions)	$430.4	$359.0

Truckload

Loads	120,527	103,062
Average trailers during the period	11,456	8,571
Revenue per load	$2,193	$1,451
Average length of haul	492	446

Tractors (end of period)
Company-owned	709	798
Independent contractor	1,527	918
Total tractors	2,236	1,716

Trailers (end of period)	11,655	8,571

Final Mile Services

Stops	1,344,829	1,676,025
Average trucks during the period***	1,556	1,514

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$144,529	$355,549
Accounts receivable, net	1,745,647	1,506,619
Prepaid expenses and other	364,977	451,201
Total current assets	2,255,153	2,313,369
Property and equipment	6,950,327	6,680,316
Less accumulated depreciation	2,716,061	2,612,661
Net property and equipment	4,234,266	4,067,655
Other assets, net	542,522	413,324
	$7,031,941	$6,794,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$351,214	$355,972
Trade accounts payable	854,879	772,736
Claims accruals	309,949	307,210
Accrued payroll and payroll taxes	143,181	190,950
Other accrued expenses	125,507	102,732
Total current liabilities	1,784,730	1,729,600

Long-term debt	945,628	945,257
Other long-term liabilities	294,314	256,233
Deferred income taxes	753,727	745,442
Stockholders' equity	3,253,542	3,117,816
	$7,031,941	$6,794,348

Supplemental Data
(unaudited)

	March 31, 2022	December 31, 2021

Actual shares outstanding at end of period (000)	104,783	105,094

Book value per actual share outstanding at end of period	$31.05	$29.67

	Three Months Ended March
	2022	2021

Net cash provided by operating activities (000)	$291,785	$364,658

Net capital expenditures (000)	$289,126	$85,854